As filed with the Securities and Exchange Commission on January 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

Registration Statement

under

the Securities Act of 1933

Transamerica Advisors Life Insurance Company

(Exact name of Registrant as specified in its charter)

Arkansas	91-1325756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Copy to:

Darin D. Smith, Esq.

Assistant Secretary, Vice President &

Managing Assistant General Counsel

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499

(319) 355-8330

Stephen E. Roth, Esq. Sutherland Asbill & Brennan LLP 700 Sixth Street NW Suite 700 Washington, DC 20001 (202) 383-0158

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Transamerica Advisors Life Insurance Company

Service Center

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499

(800) 535-5549

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Group Deferred Annuity Contract	N/A	N/A	$1,000,000,000*	$128,800

*	The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Transamerica Advisors Life Insurance Company

Guaranteed Stable Value Contract

(Flexible Premium Group Deferred Fixed Annuity)

4333 Edgewood Road, N.E.

Cedar Rapids, Iowa 52499-0001

Phone: (800) 755-5801

This prospectus describes the Guaranteed Stable Value Contract (the “Contract”), a funding option made available under employment based retirement plans or arrangements that individual participants may select for the allocation of plan contributions. The Contract (which may be referred to in the policy form and/or in informational materials as the “Guaranteed Stable Value Fund” or the “Fund”) is a flexible premium group deferred fixed annuity contract that provides a fixed rate of return for your investment. The Contract is offered by Transamerica Advisors Life Insurance Company (“TALIC” or the “Company”), an Arkansas insurance company with a Service Center located at 4333 Edgewood Rd. NE, Cedar Rapids, IA 52499. As a group annuity, “Contract” also refers to any certificate providing rights and benefits to an individual Participant designated in the certificate under the Contract.

The Contract is sold by the Company to retirement plans and accounts qualifying for federal tax benefits under Sections 401, 403(b), or 457 of the Internal Revenue Code of 1986, as amended (the “Code”), and to corporations in connection with non-qualified deferred compensation arrangements. Eligible investors may make Contributions to the Contract subject to the Company’s underwriting guidelines and the Code. Transamerica Capital Inc. is the principal underwriter and distributor of the Contracts.

This prospectus describes important features of the Contract and what you should consider before investing in the Contract. The Contract involves certain risks, so pay particular attention to the “Important Notices” below and “Risk Factors” in this prospectus. The Contract or certain of its features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and regulations. For more information about variations applicable to your state please refer to the Contract.

This prospectus sets forth the basic information that you should know before investing. Please keep this prospectus for future reference.

IMPORTANT NOTICES

•	The Contract involves certain risks. See “Risk Factors.”

•	The Company does not guarantee that any interest will be credited to an Account.

•	If the Contractholder takes certain actions that result in a reduction in the Account Balance due to the Interest Adjustment, a Participant could lose a substantial portion of his or her Contributions.

•	This prospectus does not constitute an offer to sell or solicitation of an offer to buy the Contract in any jurisdiction in which such offer may not be lawfully made. No person is authorized to make any representations in connection with this offering other than those contained in this prospectus.

•	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described in this prospectus or passed upon the accuracy of this prospectus, and any representation to the contrary is a criminal offense.

The Contract is not a deposit of any bank, and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other bank or government agency.

[date]

Glossary

The following is a glossary of key terms used in this Prospectus. These terms may be used throughout the Prospectus in the descriptions of the benefits and features of the Contract.

Account: An account maintained by the Company for a Contractholder or Participant, as applicable, in which is recorded the Account Balance.

Account Balance: The Account Balance at any time equals (1) Contributions and interest credits (if any) made to the Account, minus (2) withdrawals, distributions, and transfers from the Account. The Account Balance may be reduced by a withdrawal fee (assessed on Participant withdrawals other than Benefit Responsive Withdrawals) and an Interest Adjustment (imposed on certain distributions made due to Contract suspension or an Employer-Initiated Event and prior to the expiration of the Adjustment Period).

Accumulation Period: The period beginning when the Participant makes an initial Contribution to his or her Account and ending upon the complete withdrawal of the Participant’s Account Balance to purchase a Fixed Annuity option, or earlier termination or full withdrawal or distribution of the Account.

Adjustment Percentage: A percentage equal to (i) the 30-day average daily Yield to Worst of the Measuring Index plus the Expense Factor, minus (ii) the monthly average of the 30-day average daily Yield to Worst of the Measuring Index for the prior 36 months, multiplied by the effective duration of the Measuring Index.

Adjustment Period: The number of days or years before certain distributions may be made from the Contract without being subject to an Interest Adjustment. The Adjustment Period varies depending on the Highest Adjustment Percentage.

Annuity Purchase Date: The date the Company receives at the Service Center written notice of a Participant’s election to purchase a Fixed Annuity option.

Beneficiary: The person(s) or entity that a Participant selects to receive the Death Benefit and any remaining annuity payments following the death of the annuitant.

Benefit Responsive Withdrawals: Withdrawals made by a Participant due to a Participant’s disability (within the meaning of the Code), death, retirement or severance from employment; a hardship (as per the terms of the Participant’s Plan, and only in respect to Participant Contributions exclusive of earnings); the attainment of at least age 59  1⁄2; a loan (payable under the terms of the Participant’s Plan); a Qualified Domestic Relations Order; the payment of expenses to the servicing agent for the Plan and/or other third parties appointed by the Contractholder for providing services to the Plan; and refunds or other distribution of Contributions as may be required to comply with the Code or any other statute of similar import.

Code: The Internal Revenue Code of 1986, as amended.

Contract: The group fixed annuity contract issued by the Company to the Contractholder. “Contract” also refers to any certificate providing rights and benefits to an individual Participant designated in the certificate under the Contract.

Contractholder: The employer, trust, or association to which a Contract has been issued.

Contribution: Any amount contributed to the Contract by or on behalf of a Participant. Contributions may include Participant contributions (including through salary reduction), Contractholder contributions, rollover amounts accepted by the Contractholder on behalf of Participants, loan repayments made by Participants in accordance with the terms of their Plan, Plan administrative fee credits or reimbursements as directed by the Contractholder to be applied to a Participant’s Account, and transfers to the Contract from other investment options offered under the Plan.

Death Benefit: Upon a Participant’s death during the Accumulation Period, the Beneficiary designated by the Participant is entitled to receive the Participant’s Account Balance as the Death Benefit.

Employer-Initiated Event: An event within the control of the Contractholder that would have an adverse financial effect on TALIC or a material adverse effect on TALIC’s financial experience under the Contract, its obligations or rights under the Contract, or the Contract’s risk profile, including, but not limited to, a merger, layoffs, bankruptcy, full or partial Plan termination, creation of a new competing fund, employee communications that influence Contributions, withdrawals, or loans, occurrence of an insolvency event, plan disqualification, and early retirement incentive programs. The Company may determine at its discretion whether an action taken by the Contractholder is an Employer-Initiated Event.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Expense Factor: A percentage used: i) to calculate an amount accrued on each Valuation Date and deducted monthly by the Company from Separate Account assets; and ii) in the calculation of the Interest Adjustment.

Fixed Annuity option: An election by a Participant to apply all or a portion of the Participant’s Account Balance (less any premium taxes) to receive annuity payments under the Contract.

Highest Adjustment Percentage: The highest of the three most recent recently calculated Adjustment Percentages.

Interest Adjustment: A reduction in the Account Balance that will occur if a distribution from the Contract is made due to Contract suspension or an Employer-Initiated

Event and prior to the expiration of the Adjustment Period. A Participant could lose a substantial portion of the Contributions originally invested as a result of the Interest Adjustment. Measuring Index: A weighted average of the following external indices: (i) 30% Barclays Capital U.S. Intermediate Government Index, (ii) 40% Barclays Capital U.S. Intermediate Corporate Index, and (ii) 30% Barclays Capital US MBS 15 Year Conventional Index. If a component of the Measuring Index is discontinued, or if the calculation of a component of the Measuring Index is substantially changed, the Company may substitute a comparable index.

Participant: An individual participant under a Contract issued to or adopted by the individual’s employer or plan sponsor.

Plan: A retirement plan or program under which benefits are to be provided pursuant to a Contract from amounts contributed by the Plan sponsor or by Participants.

Separate Account: Separate Account No.              established by TALIC.

Service Center: 4333 Edgewood Rd. NE, Cedar Rapids, Iowa 52499, 1-800-755-5801, my.trsretire.com.

TALIC: Transamerica Advisors Life Insurance Company, an Arkansas life insurance company.

Valuation Date: Each day on which the New York Stock Exchange is open for trading and additional days as the Company may at its option designate.

Yield to Worst: The lowest possible yield that can be received from owning a bond (without actual issuer default), determined by considering all potential call dates prior to maturity.

Summary

This section provides a summary of the Contract. This summary is intended to provide a basic overview of what the Contract is and how it functions. To fully understand the Contract, you should read the entire prospectus, including “Risk Factors,” and the Contract.

What is the Guaranteed Stable Value Contract?

The Guaranteed Stable Value Contract (the “Contract”) is one of several funding options made available under employment based retirement plans or arrangements that individual Participants may select for the allocation of Contributions. The Contract (which may be referred to in the policy form and/or in informational materials as the “Guaranteed Stable Value Fund” or the “Fund”) is a flexible premium group deferred fixed annuity contract that provides a fixed rate of return for your investment. The Contract is offered by Transamerica Advisors Life Insurance Company (“TALIC” or the “Company”), an Arkansas insurance company with a Service Center located at 4333 Edgewood Rd. NE, Cedar Rapids, IA 52499. As a group annuity, “Contract” also refers to any certificate providing rights and benefits to an individual Participant designated in the certificate under the Contract.

The Contract is sold by the Company to retirement plans and accounts qualifying for federal tax benefits under Sections 401, 403(b), or 457 of the Internal Revenue Code of 1986, as amended (the “Code”) and to corporations in connection with non-qualified deferred compensation arrangements. The Contractholder is the employer, trust or association, and an individual Participant will have rights and benefits governed by the Contract issued to the Contractholder and the terms of the applicable Plan.

During the Accumulation Period, the Company will maintain an Account for the Contractholder or Participant, as applicable. The Account Balance at any time will equal (1) Contributions and interest credits (if any) made to the Account, minus (2) withdrawals, distributions, and transfers from the Account. A Participant may make additional Contributions under the Contract, take cash withdrawals, transfer all or a portion of the Account Balance to other investment options available under his or her Plan, and apply all or a portion of his or her Account Balance to purchase a Fixed Annuity option, subject to the limitations described in this prospectus and any imposed by the Plan.

The Company holds Contract assets in a “non-unitized” separate account established in accordance with Arkansas law to support its obligations under the Contract. Neither the Contractholder nor Participants share in the investment performance of assets allocated to the Separate Account, and the Account Balance is not determined based on the investment results of the Separate Account. See “Section 1 – The Contract.”

Investing in the Contract involves certain risks. The Company does not guarantee that any interest will be credited to an Account. The Company may apply an Interest

Adjustment to distributions from the Contract due to the actions of the Contractholder, which would decrease the Account Balance. A Participant could lose a substantial portion of his or her Contributions if an Interest Adjustment is applied. The Company will assess a withdrawal fee on Participant-elected withdrawals other than Benefit Responsive Withdrawals. Withdrawals may be subject to income tax and may be subject to a 10% federal penalty tax if taken before age 59 1/2. Please see “Important Notices” on the cover of this prospectus and “Risk Factors” for additional information about these and other risks, as well as “Section 2 – Interest,” “Section 4 – Charges,” “Section 6 - Employer-Initiated Events, Contract Suspension, and the Interest Adjustment,” and “Section 9 – Tax Information.”

How are Contributions made under the Contract?

Generally, subject to the Code and the terms of the applicable Plan, Participants can make Contributions at any time during the Accumulation Period. The Code generally prescribes various limitations on the maximum amounts which may be contributed by or on behalf of a Participant in a Plan. See “Section 9 – Tax Information” for more details. The Company reserves the right to suspend, limit, or not accept any Contribution under a Contract at any time. See “Section 3 – Contributions.”

Is Interest Credited Under the Contract?

The Company may credit interest to the Account Balance on a daily basis. On January 1 and July 1 of each calendar year, the Company establishes an effective annual rate of interest to be applied to existing Account Balances (less Contributions received during the period) for the next six-month period (the “Portfolio Rate of Interest”) and an effective annual rate of interest (the “New Money Rate of Interest”) on new Contributions received during the next six-month period. At its discretion, the Company may instead declare interest rates on an annual basis. The Contract provides a minimum interest rate of 0%. The Company does not guarantee that it will credit any interest to new Contributions or existing Account Balances. See “Section 2 – Interest.”

What charges are assessed under the Contract?

If a Participant makes a Benefit Responsive Withdrawal from his or her Account, the Company will not assess a withdrawal fee. The Company also will not assess a withdrawal fee on the transfer of all or a portion of the Account Balance to another investment option under the Plan or on the withdrawal of all or a portion of the Account Balance to purchase a Fixed Annuity option. For other types of withdrawals, the Company will assess a fee equal to 5.00% of the amount withdrawn.

The Account Balance will be reduced by an Interest Adjustment if a distribution from the Contract is made due to Contract suspension or an Employer-Initiated Event and prior to the expiration of the Adjustment Period. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

Under the laws of certain jurisdictions, premium taxes may apply to Participants that elect to purchase a Fixed Annuity option. These taxes currently range from 0% to 3.5% of the amount applied to purchase the Fixed Annuity option. A Participant may also be subject to Plan administrative fees or charges, including participant head charges and plan service fees, which may be deducted directly from the Participant’s Account Balance.

See “Section 4 – Charges.”

Can a Participant make withdrawals and transfers under the Contract?

A Participant may withdraw all or a portion of the Participant’s Account Balance at any time during the Accumulation Period. Any withdrawal from the Participant’s Account is subject to applicable limitations of the Participant’s Plan as well as the provisions of the Code. Retirement plans typically permit withdrawals from the Plan only upon severance of employment, death, disability, attaining a minimum age, or for certain hardship withdrawals. Other types of withdrawals may be subject to a withdrawal fee of 5.00% of the amount withdrawn. See “Section 4 – Charges.” Amounts withdrawn also may be subject to federal and state income taxes, and a 10% federal penalty tax may be payable if a withdrawal is taken before age 59 1/2. The effect of federal taxation depends largely upon the type of retirement plan, so a Participant should consult with a tax advisor for more specific information about the tax treatment of Plan withdrawals. See “Section 9 – Tax Information.”

The Company may apply an Interest Adjustment to withdrawals from the Contract made in response to Employer-Initiated Events, which would decrease the Account Balance. A Participant could lose a substantial portion of the Contributions originally invested as a result of the Interest Adjustment. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

A Participant also has the right to transfer all or a portion of his or her Account Balance to other investment options available within the Plan, subject to certain restrictions.

See “Section 5 – Participant Transfers and Withdrawals.”

What is the Interest Adjustment?

A Contractholder may exercise certain rights under the Contract or take certain actions (“Employer-Initiated Events”) that may affect Participants, including termination of the Contract or termination of the Plan. The Contract may also be suspended as a result of the Contractholder’s actions. A distribution from the Contract as a result of an Employer-Initiated Event or Contract suspension may be subject to an Interest Adjustment, which will reduce the Account Balance. An Interest Adjustment will not apply so long as the Contractholder chooses to defer the distribution until the expiration of the Adjustment Period, which could be as long as three years. A Participant could lose a substantial portion of the Contributions originally invested as a result of the Interest Adjustment.

The Interest Adjustment reflects the relationship between market interest rates available when the Contract was issued and the interest rates available at the time of distribution, as measured by a weighted average “blend” of external indices. The Interest Adjustment compensates the Company for certain expenses and losses that it may incur, either directly or indirectly, for having to prematurely sell its investments to make the distribution.

See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

What is the Fixed Annuity option?

A Participant may elect to purchase one of several Fixed Annuity options, including a Life Annuity Option and a Specified Fixed Period Annuity Option. The Company will withdraw all or a portion of the Participant’s Account Balance (as directed by the Participant), less any premium taxes, to purchase the option. Please note: A Participant’s investment in the Contract will cease upon the election to purchase a Fixed Annuity option. See “Section 7 – Annuity Options.”

Does the Contract provide a death benefit?

If a Participant dies before purchasing a Fixed Annuity option, subject to the terms of any underlying Plan, the selected Beneficiary is entitled to receive the Participant’s Account Balance. If the Account Balance has been reduced to zero, no Death Benefit is payable. Certain Plans may require payment of the Death Benefit in the form of a “qualified pre-retirement survivor annuity” or other payment method. See “Section 8 – Death Benefit.”

Who sells the Contract?

Transamerica Capital, Inc. (“TCI”), an affiliate of the Company, is the principal underwriter and distributor of the Contract, which is sold by registered representatives who are also licensed insurance agents of the Company. The Contract may also be sold through registered representatives of other broker-dealers authorized by TCI and applicable law who will be licensed insurance agents of the Company. TCI has authorized Transamerica Investors Securities Corporation (“TISC”), an affiliate of the Company, to offer the Contract to retirement plans.

Risk Factors

It is important for you to understand the following risk factors and other information you should know before investing in the Contract, in order to determine whether the Contract is suited to your needs and goals.

The Company does not guarantee that any interest will be credited to an Account. In addition, if the Contractholder takes certain actions that result in a reduction in the Account Balance due to the Interest Adjustment, a Participant could lose a substantial portion of his or her Contributions.

•	No interest crediting. The Contract provides a minimum interest rate of 0%. The Company does not guarantee that it will credit any interest to new Contributions or existing Account Balances. You should always assume the investment risk that no interest will be credited under the Contract. You also bear the risk that sustained declines in interest rates may result in no interest being credited for a prolonged period. See “Section 2 – Interest.”

•	Impact of Withdrawals. Participants should understand the following about Contract withdrawals:

•	The Company may apply an Interest Adjustment to withdrawals from the Contract made in response to Employer-Initiated Events, which would decrease the Account Balance. A Participant could lose a substantial portion of the Contributions originally invested as a result of the Interest Adjustment. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

•	Any withdrawal from a Participant’s Account is subject to applicable limitations of the Participant’s Plan as well as the provisions of the Code. Retirement plans typically permit withdrawals from the Plan only upon severance of employment, death, disability, attaining a minimum age, or for certain hardship withdrawals. See “Section 5 – Participant Transfers and Withdrawals” and “Section 9 – Tax Information.”

•	If the Participant withdraws his or her Account Balance, or any portion of it, under certain limited circumstances the Company may assess a withdrawal fee of 5.00% on the amount withdrawn. See “Section 4 – Charges.”

•	Withdrawals may be subject to federal and state income taxes and may be subject to a 10% federal penalty tax if taken before age 59 1/2. See “Section 9 – Tax Information.”

•	Restrictions on Transfers. There are restrictions on a Participant’s right to transfer all or a portion of his or her Account Balance to other investment options available within the Plan. See “Section 6 – Participant Transfers and Withdrawals.”

•	Limitations on Contributions. The Company reserves the right to suspend, limit, or not accept any Contribution under a Contract at any time. Participants should consider that, in the future, they may be unable, or limited in their ability, to increase their Account Balance through additional Contributions. See “Section 3 – “Contributions.”

•	Contractholder Actions. A Contractholder may exercise certain rights under the Contract or take certain actions that may affect Participants, including termination of the Contract or termination of the Plan. Also, the Company may apply an Interest Adjustment to distributions from the Contract due to the actions of the Contractholder, which would decrease the Account Balance. In an increasing interest rate environment, the Interest Adjustment could significantly reduce the Account Balance, and a Participant could lose a substantial portion of the Contributions originally invested. An Interest Adjustment will not apply so long as the Contractholder chooses to defer the distribution until the expiration of a defined period of time (the Adjustment Period), which could be as long as three years. See “Section 6 - Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

•	Increase in Expense Factor. The Company may increase the Expense Factor, with prior notice to the Contractholder and subject to the stated maximum. The Expense Factor does not directly affect the Account Balance. Rather, the Company utilizes the Expense Factor to calculate an amount accrued on each Valuation Date and deducted monthly by the Company from Separate Account assets as well as in the calculation of the Interest Adjustment. A higher Expense Factor results in a higher Interest Adjustment, and therefore a greater decrease in the Account Balance if the Interest Adjustment is applied. See “Section 1 – The Contract” and “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

•	Use of Separate Account. The Company holds Contract assets in a “non-unitized” separate account to support its obligations under the Contract. Neither Contractholders nor Participants share in the investment performance of assets allocated to the Separate Account, and the Account Balance is not determined based on the investment results of the Separate Account. See “Section 1 – The Contract.”

•

Solvency Risk. Receipt of any benefits under the Contract is subject to the Company’s financial strength and claims paying ability. Although assets supporting the Contract are held in the segregated Separate Account for the exclusive benefit of Contractholders and Participants, it is possible that the assets in the Separate Account could be depleted as a result of market losses and/or the payment of benefits under the Contract, in which case the Company would be responsible for making any payments due under the Contract from its general account. In addition, if a Participant elects a Fixed Annuity option, annuity payments are made from the Company’s general account. Therefore, receipt of payments from the Company is subject to its financial strength and claims-paying ability. See “Section 10 – Other Information.”

Section 1 - The Contract

The Contract

The Guaranteed Stable Value Contract is a flexible premium group deferred fixed annuity contract issued by the Company. Currently, the Contract is available as a funding option under an employment based retirement plan or arrangement. The purpose of the Contract is to provide benefits to Participants and their beneficiaries under the terms of their Plan. As a group annuity, “Contract” in this prospectus also refers to any certificate issued to a Participant.

During the Accumulation Period under the Contract, the Company will maintain an Account for the Contractholder or Participant, as applicable. A Participant may make additional Contributions under the Contract, take cash withdrawals, transfer all or a portion of the Account Balance to other investment options available under his or her Plan, and apply all or a portion of his or her Account Balance to purchase a Fixed Annuity option, subject to the limitations described in this prospectus and any imposed by the Plan.

The Account Balance for each Account at any time equals (1) Contributions and interest credits (if any) made to the Account, minus (2) withdrawals, distributions, and transfers from the Account. The Account Balance may be reduced by a withdrawal fee (assessed on Participant withdrawals other than Benefit Responsive Withdrawals). The Account Balance will decrease as a result of an Interest Adjustment if a distribution is made due to Contract suspension or an Employer-Initiated Event and prior to the expiration of the Adjustment Period. A Participant could lose a substantial portion of the Contributions originally invested due to the Interest Adjustment. The Account Balance under the Contract, including accrued interest, is guaranteed by the Company, except for the circumstances under which the Interest Adjustment is applied. See “Section 6 - Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

The Participant is in the Accumulation Period until the Company receives the Participant’s election to apply all of the Account Balance to purchase a Fixed Annuity option, or earlier termination or full withdrawal or distribution of the Participant’s Account. The date that a Participant elects to begin receiving a Fixed Annuity option is the Annuity Purchase Date.

The Company is obligated to pay all money owed under the Contract, including death benefits and income payments. Any such amount that exceeds the assets in the Separate Account is paid from the Company’s general account, subject to the Company’s financial strength and claims-paying ability and its long-term ability to make such payments, and is not guaranteed by any other party.

The Separate Account

The Company holds Contract assets in a “non-unitized” separate account established in accordance with Arkansas law to support its obligations under the Contract. The Company allocates all Contributions received under the Contract to the Separate Account. The Company has exclusive and absolute ownership and control of the assets of the Separate Account, as well as any favorable investment performance on those assets. The obligations under the Contract are independent of the investment performance of the Separate Account. Neither the Contractholder nor Participants share in the investment performance of assets allocated to the Separate Account, and the Account Balance is not determined based on the investment results of the Separate Account.

The assets in the Separate Account are held separate from other assets and are not part of the Company’s general account. The portion of the assets of the Separate Account not exceeding the reserves and other contract liabilities with respect to the Contract will not be chargeable with liabilities arising out of any other business of the Company. All income, gains, and losses, whether or not realized, from assets allocated to the Contract will be credited to or charged against the Separate Account without regard to any other income, gains, or losses of the Company.

On each Valuation Date an amount accrues in the Separate Account equal to the Expense Factor multiplied by the market value of Separate Account net assets as of that date. This amount, which is deducted by the Company from the Separate Account on a monthly basis, is designed to compensate the Company for expenses incurred in the administration of the Contract and the Separate Account. The Expense Factor is currently equal to [0.50]% or [0.75]% on an annual basis as selected by the Contractholder based, in part, on whether the Contractholder has elected “bundled” pricing for its retirement plan services, under which retirement plan servicing costs are covered from charges accrued in the investment options made available under the Plan. Bundled retirement plan pricing is associated with a higher Expense Factor. The Expense Factor will not exceed 2.00% without approval by the Arkansas Insurance Department. The Company reserves the right to change the Expense Factor after providing the Contractholder at least 90 days advance written notice, and will not change the factor more frequently than once in a calendar year. The Company also utilizes the Expense Factor in the calculation of the Interest Adjustment. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

The Company is obligated to pay all amounts owed under the Contract. If this obligation exceeds the assets of the Separate Account, the Company will not transfer funds from the general account to the Separate Account. Instead, any “shortfall” will remain in the general account, which is not insulated from the claims of other policyholders and third-party creditors. The Company may not transfer to its general account any assets that exceed the reserves and other Contract liabilities of the Separate Account until it has satisfied all of its Separate Account obligations, unless otherwise authorized or required by the Arkansas Insurance Department.

The Company guarantees all benefits relating to the Contract, regardless of whether assets supporting the Contract are held in a separate account or the general account. However, there is no guarantee that the Company will be able to meet its claims-paying obligations; there are risks to purchasing any insurance product. The Contractholder and Participants should look to the financial strength of the Company for its claims-paying ability. See “Section 10 - Other Information” for more information on the Company’s financial condition.

Currently, the Company invests Separate Account assets in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues. The Company may also invest in interest rate swaps and other types of derivative instruments such as options. Although this generally describes how the Company may invest assets supporting its obligations under the Contract, the Company is not obligated to invest those assets according to any particular strategy except as may be required by state insurance laws.

The Company will calculate the market value of the assets in the Separate Account, other than cash, on each Valuation Date: (a) as determined from actual market quotations for such investments to the extent readily available, from quotations for such investments obtained from one or more market makers or dealers, from independent third party pricing services who may use a matrix, formula, or other objective method to price securities, or from other appropriate independent pricing sources, or (b) to the extent the information referred to in (a) is not available, at fair value as determined in good faith in consultation with such experts as the Company may determine. The Company reserves the right, subject to Arkansas law and upon notice to the Contractholder, to revise these valuation procedures.

Additional Investment Options

The Company reserves the right to make available under the Contract additional investment options for possible selection by the Contractholder; however, the Contractholder has the exclusive right to decide whether or not such investment options will be made available under the Plan. If the Contractholder directs the Company to invest any assets under these investment options, such action will constitute the Contractholder’s acceptance of the Company’s terms, conditions and limitations concerning these investment options.

Eligible Purchasers

The Contract is designed and offered as a funding vehicle for retirement plans or accounts qualifying for federal tax benefits under Section 401, 403(b), or 457 of the Code, and to corporations in connection with non-qualified deferred compensation arrangements. These include certain employment based retirement plans and arrangements.

Because eligible purchasers of the Contract already receive the benefits of tax deferral without investing in an annuity contract, it is important to understand that a Participant need not make Contributions under a Contract to gain the benefits of tax deferral provided by a Plan. Therefore, a Participant should carefully review the features and benefits offered under the Contract, in considering whether to make Contributions to the Contract, rather than any benefits relating to tax deferral. The tax advantages available with the Contract may exist solely from its purchase through retirement plans or accounts qualifying for federal tax benefits under 401, 403(b), or 457 of the Code.

Ownership

The organization purchasing or holding a Contract is the owner of the Contract – the Contractholder - for the benefit of the Participants in a 401, 403(b), or 457 Plan, or in support of the corporation’s obligations to Participants under a non-qualified deferred compensation arrangement. Any eligible Participant who makes Contributions to an Account will be covered by the Contract.

The Company may suspend the Contract if, after Contract issuance, the Contractholder makes available under the Plan for the investment of new contributions any stable value fund or funding vehicle established for or used by the Plan for investing Plan funds for which TALIC, another insurance company, or any financial institution provides a guarantee of principal, including, but not limited to, any fixed dollar deposit administration group annuity contract, guaranteed interest contract (GIC), synthetic guaranteed interest contract, funding agreement, or any investment vehicle that invests in any of the foregoing guaranteed contracts. Other events that may cause Contract suspension are described in Section 6 - Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.

A Contractholder may exercise certain rights under the Contract or take certain actions that may affect Participants, including termination of the Contract or termination of the Plan (“Employer-Initiated Events”).

Any distribution from the Contract due to an Employer-Initiated Event or Contract suspension may be subject to an Interest Adjustment, which will reduce the Account Balance. A Participant could lose a substantial portion of the Contributions originally invested. (See “Section 6 - Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”).

Rights of the Participant under the Contract

Subject to employer-sponsored Plan provisions and the limitations described in this prospectus, the Contract permits the Participant to do any of the following: receive a Fixed Annuity option, choose the Fixed Annuity option, make Contributions, withdraw all or a portion of the Participant’s Account Balance, transfer amounts from the Participant’s Account to other investment options available under his or her Plan, and/or designate Beneficiaries.

Failure of Qualification

In the event that a Plan or Contractholder becomes ineligible for any previously applicable tax benefits under the Code, the Company upon notice shall refuse during the period of such ineligibility to accept Contributions with respect to that Plan or Participant. If a Plan fails to meet applicable rules under the Code, the Internal Revenue Service may make the determination to disqualify a Plan, in which case Participants would receive a distribution of assets from the Plan. A failure of qualification under a particular Contract shall have no effect on other issued and outstanding Contracts.

Section 2 – Interest

The Company may credit interest to the Account Balance on a daily basis. On January 1 and July 1 of each calendar year, the Company establishes rates of interest to be credited to the Account Balance over the next six-month period. At its discretion, however, the Company may instead declare interest rates on an annual basis. At the start of each interest crediting period, the Company will declare:

1.	An effective annual rate of interest (“Portfolio Rate of Interest”) to be credited to the Account Balance, less any Contributions received during the period; and

2.	An effective annual rate of interest (“New Money Rate of Interest”) to be credited to new Contributions received during the period.

At the end of each interest crediting period, the rates of interest will expire and new rates will be declared. In no event will a rate of interest be less than 0%. If the Contractholder or a Participant withdraws or transfers money from an Account during any interest crediting period, it will be withdrawn on a “first-in, first-out” basis, meaning that amounts will be withdrawn from balances earning the Portfolio Rate of Interest prior to balances earning the New Money Rate of Interest.

The Company may declare a rate of interest for new Contributions and/or existing Account Balances equal to 0%. If so, no interest will be credited during the interest crediting period.

The Company has no specific formula for determining interest rates. The interest rates will be declared every six or twelve months as market conditions dictate. The Company may consider various factors in determining interest rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends, and competitive factors. The Company may also consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contract, as well as the projected earnings rate on Separate Account assets (after deducting an amount attributable to the Expense Factor), and other environmental factors such as available yields on investments consistent with the Separate Account’s investment guidelines and other factors that may affect cash flows in and out of the Separate Account.

The Company will make the final determination as to interest rates to be declared. The Company cannot predict nor guarantee the rates of any future declared interest in excess of the minimum rate of 0%.

Section 3 – Contributions

Contributions

There is no minimum Contribution required to invest in the Contract, and a Participant may direct Contributions to the Contract if permitted by the Plan. Generally, subject to the Code and the terms of the applicable Plan, a Participant can make additional Contributions at any time during the Accumulation Period. However, to the extent permitted by law, the Company reserves the right to suspend, limit, or not accept any Contribution at any time. The Company may do so for all Contracts or only certain classes of Contracts.

If the Company exercises its right to suspend, reject, and/or place limitations on Contributions, Participants may be unable to, or limited in their ability to, increase their Account Balance through additional Contributions. Before a Participant invests in the Contract and determines the amount of his or her initial Contribution, the Participant should consider the fact that the Company may suspend, reject, or limit additional Contributions at some point in the future.

The Code also prescribes various limitations on the maximum amounts which may be contributed by or on behalf of a Participant in a Plan. See “Section 9 – Tax Information” for more details.

When a Participant contributes to the Contract, the Contribution is vested and nonforfeitable for purposes of the Contract. Amounts contributed by employers to a Participant’s Account that have not vested pursuant to the terms of the applicable Plan may be forfeited upon certain events, such as severance from employment, under the vesting requirements set forth in the applicable Plan, and subject to the requirements of law applicable to the Plan.

If the Contract is suspended, no Contributions (other than loan repayments) may be made to the Contract without the Company’s written consent. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

Allocation of Contributions

The Contractholder is responsible for collecting Contributions on behalf of Participants and promptly remitting them to the Company at its Service Center, in a format approved by the Company, and with the information necessary for proper allocation under the Contract (including a list of individual Participants and the Contribution amount attributable to each Participant).

The Company will credit the initial Contribution to the Participant’s Account as soon as is practical after receiving the Contribution and the Participant’s completed application or enrollment documentation (in good order at the Service Center). If the application or enrollment documentation is not complete, the Company will hold the Contribution while attempting to complete the information, and may contact the Participant to obtain the necessary information to complete the enrollment. If the Company does not have the information necessary to credit the initial Contribution to the Participant’s Account after a reasonable period of time, then the Company will either return the Contribution or obtain the Participant’s consent to continue holding the Contribution until the Company receives the necessary information.

The Company will credit subsequent Contributions to the Participant’s Account as soon as practical after the Contribution is received in good order at the Service Center.

Section 4 - Charges

Below is a discussion of the charges and expenses related to an investment in the Contract.

Withdrawal Fee

If a Participant makes a Benefit Responsive Withdrawal from his or her Account, the Company will not assess a withdrawal fee. The Company also will not assess a withdrawal fee on the transfer of all or a portion of the Account Balance to another investment option under the Plan or on the withdrawal of all or a portion of the Account Balance to purchase a Fixed Annuity option. The Company does not assess a withdrawal fee on Contractholder distributions.

For other types of withdrawals by a Participant from his or her Account, the Company will assess a fee equal to 5.00% of the amount withdrawn. The Company will deduct the fee from the Account before paying the withdrawal.

Interest Adjustment

The Account Balance will be reduced by an Interest Adjustment if a distribution from the Contract is made due to Contract suspension or an Employer-Initiated Event and prior to the expiration of the Adjustment Period. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

Premium Tax

Under the laws of certain jurisdictions, premium taxes may apply to Participants that elect to purchase a Fixed Annuity option. These taxes currently range from 0% to 3.5% of the amount applied to purchase the Fixed Annuity option. Any applicable premium taxes will generally be deducted from a Participant’s Account before the Account Balance is applied to purchase a Fixed Annuity option.

Retirement Plan Fees

A Participant may be subject to administrative fees or charges that are levied against the accounts of Participants in the Plan, including participant head charges and plan service fees. Any such administrative fees would be in addition to the fees and charges described for the Contract. As authorized by the Contractholder, all or a portion of such fees may be deducted directly from the Participant’s Account Balance. The Company will deduct any such fees on a “first-in, first-out” basis, meaning that fees will be deducted from balances earning the Portfolio Rate of Interest prior to balances earning the New Money Rate of Interest. See “Section 2 – Interest.”

Section 5 – Participant Transfers and Withdrawals

Participant Transfers

Depending upon the provisions of the Plan, a Participant may transfer all or a portion of his or her Account Balance to other investment options offered under the Plan at any time during the Accumulation Period. However, a Participant may not make transfers to the following funds or funding vehicles:

1)	any fund or funding vehicle in which the underlying investments consist predominately of bonds, mortgages, or any other investments intended to provided fixed income returns which have an average quality of at least investment grade and an average duration of less than 3.5 years;

2)	any self-directed brokerage accounts; and

3)	any stable value fund or funding vehicle established for or used by the Plan for investing Plan funds for which TALIC, another insurance company, or any financial institution provides a guarantee of principal, including, but not limited to, any fixed dollar deposit administration group annuity contract, guaranteed interest contract (GIC), synthetic guaranteed interest contract, funding agreement, or any investment vehicle that invests in any of the foregoing guaranteed contracts.

Additionally, any amounts transferred to another investment option may not, for at least 90 days following the transfer, subsequently be: i) transferred to one of the above restricted funds or funding vehicles, ii) transferred back to the Contract, or iii) withdrawn before age 59  1⁄2 due to in-service withdrawals. If the Contract is suspended, the Company reserves the right to not allow transfers under the Contract during the thirty-day period prior to the date the suspension is to end. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

Participant Withdrawals

A Participant may withdraw all or a portion of his or her Account Balance at any time during the Accumulation Period. Any withdrawal is subject to applicable limitations of the Participant’s Plan as well as the provisions of the Code and any other applicable law. Retirement plans typically permit withdrawals only upon severance of employment, death, disability, attaining a minimum age, or for certain hardship withdrawals.

If spousal consent rules apply to a Participant’s Plan, a Participant may be required to obtain spousal consent prior to withdrawing amounts from the Participant’s Account.

The Company will assess a withdrawal fee on Participant-elected withdrawals other than Benefit Responsive Withdrawals. See “Section 4 – Charges.” Amounts withdrawn may be subject to federal and state income taxes. Withdrawals from a Plan are generally taxed as ordinary income. In addition, a 10% federal penalty tax may be payable if a withdrawal is taken before age 59 1/2. The effect of federal taxation depends largely upon the type of retirement plan, so a Participant should consult with a tax advisor for more specific information about the tax treatment of Plan withdrawals. See “Section 9-Tax Information” below.

If the Contract is suspended, no withdrawals may be made for Participant loans under the terms of the Plan. During the thirty-day period prior to the date the suspension is to end, the Company reserves the right to not allow any withdrawals under the Contract. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

Interest Adjustment. The Company may apply an Interest Adjustment to withdrawals from the Contract made in response to Employer-Initiated Events, which would decrease the Account Balance. A Participant could lose a substantial portion of the Contributions originally invested as a result of the Interest Adjustment. See “Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment.”

Payment of Withdrawal Amount. The Account Balance withdrawn will be determined as soon as practical after receiving a request for a withdrawal in good order. Cash withdrawals may be paid in a lump sum payment or by periodic cash withdrawals, subject to the terms of the Plan.

Automatic Withdrawals. The Company offers an automatic withdrawal feature that enables a Participant to receive periodic withdrawals in monthly, quarterly, semi-annual, or annual intervals. The Company processes automatic withdrawals at the end of the Valuation Date at the interval selected. These automatic withdrawals will continue until the Participant elects to terminate them.

Requesting Participant Withdrawals and Transfers

Participants may make withdrawals or transfers in writing, online at my.trsretire.com, or by telephoning the Service Center. All Participants should be aware that a transaction authorized by telephone and reasonably believed to be genuine by the Company may subject the Participant to risk of loss if such instruction is subsequently found not to be genuine. The Company will employ reasonable procedures, including requiring Participants to give certain identification information and tape recording of telephone instructions, to confirm that instructions communicated by telephone are genuine. To the extent that the Company fails to use reasonable procedures to verify the genuineness of telephone instructions, the Company may be liable for any losses due to telephone instructions that prove to be fraudulent or unauthorized.

Section 6 – Employer-Initiated Events, Contract Suspension, and the Interest Adjustment

Employer-Initiated Events

A Contractholder may exercise certain rights under the Contract or take certain actions (“Employer-Initiated Events”) that may affect Participants. Employer-Initiated Events are events within the control of the Contractholder that would have an adverse financial effect on the Company or a material adverse effect on the Company’s financial experience under the Contract, its obligations or rights under the Contract, or the Contract’s risk profile. These events may include full or partial termination of the Plan, creation of a new competing fund, employee communications that influence Contributions, withdrawals, or loans, occurrence of an insolvency event, plan disqualification, merger, layoff, bankruptcy, or early retirement incentive programs. The Company may determine at its discretion whether an action taken by the Contractholder is an Employer-Initiated Event.

Effects of Employer-Initiated Events. In connection with an Employer-Initiated Event, a Participant may request a withdrawal of all or a portion of the Account Balance. A distribution from the Contract as a result of an Employer-Initiated Event will be subject to an Interest Adjustment (which will reduce the Account Balance) if the Contractholder requests that the distribution be paid out before the expiration of the Adjustment Period. (See “Interest Adjustment” below.)

Contract Suspension

Suspension by the Contractholder. The Contractholder may suspend the Contract by giving written notice to the Company, except that such notice may not be given to the Company earlier than twelve months following the date of the initial Contribution under the Contract. The Contract will be immediately suspended upon the date the Company receives written notice from the Contractholder.

Suspension by the Company. The Company may suspend the Contract by giving the Contractholder written notice if:

(a)	It is determined that the Plan does not comply with the requirements of Section 403(b) of the Code or of ERISA or other applicable law.

(b)	It is determined that new contributions have been made under the Plan to any stable value fund or funding vehicle for which the Company, another insurance company, or any financial institution provides a guarantee of principal (including, but not limited to, any fixed dollar deposit administration group annuity contract, guaranteed interest contract (GIC), synthetic guaranteed interest contract, funding agreement, or any investment vehicle that invests in any of the foregoing guaranteed contracts).

(c)	The Company receives written notice from the Contractholder to transfer assets under the Contract to a successor funding agent.

(d)	The Company is advised that the servicing agent for the Plan has received or has given notice that it will no longer be providing recordkeeping and administrative services to the Plan.

(e)	The Company determines that it can no longer continue to provide benefits under the Contract because of a change in the Plan.

The Contract will be immediately suspended upon the date provided in the written notice from the Company to the Contractholder. If the Contractholder terminates its Plan, discontinues Contributions, or makes changes to a recordkeeper that cannot support the Contract, it is the Contractholder’s responsibility to give written notice of this occurrence to Participants.

Effects of Suspension. Any suspension of the Contract will be irrevocable, and will continue until the Contractholder’s Account Balance is depleted or the Contract is restored to full force and effect by written agreement between the Contractholder and the Company. Upon suspension, no Contributions (other than loan repayments) may be made to the Contract without the Company’s written consent and no withdrawals may be made for Participant loans under the terms of the Plan. During the thirty-day period prior to the date the suspension is to end, the Company reserves the right to not allow withdrawals and transfers under the Contract.

Upon suspension of the Contract, the Company will make a distribution of the Contractholder’s entire Account Balance . The Contractholder may elect to have the Account Balance: (1) held and distributed by the Company in accordance with the terms of the Contract; (2) transferred to an alternate funding vehicle, and/or (3) applied to the purchase of annuity benefits for certain Participants, as elected by those Participants (the Contractholder must provide information that the Company may reasonably require in order to purchase such annuity benefits). The distribution of the Contractholder’s Account Balance as a result of Contract suspension will be subject to an Interest Adjustment (which will reduce the Account Balance) if the Contractholder takes the distribution before the expiration of the Adjustment Period. (See “Interest Adjustment” below.)

Upon payment of the Contractholder’s entire Account Balance, the Contract will terminate and the Company will be relieved of all further liability except with respect to any annuity benefits purchased under the Contract.

The Interest Adjustment

A distribution from the Contract as a result of an Employer-Initiated Event or Contract suspension is not subject to an Interest Adjustment so long as the Contractholder chooses to defer the distribution until the expiration of a defined number of days or years (the “Adjustment Period”). The Adjustment Period ranges from a period of 90 days (or sooner if administratively feasible) to a period of 3 years, beginning on the date the

Company received notice of the Employer-Initiated Event or the date the Contract is suspended, as applicable. The Adjustment Period is determined based on the corresponding Highest Adjustment Percentage calculated for the distribution, as set forth in the table below:

Highest Adjustment Percentage	Adjustment Period
0% or lower	As soon as administratively feasible but no later than 90 days
Greater than 0% but less than or equal to 1.0%	180 days
Greater than 1.0% but less than or equal to 3.0%	365 days (1 year)
Greater than 3.0% but less than or equal to 5.0%	730 days (2 years)
Greater than 5.0%	1095 days (3 years)

In addition, if TALIC determines that special investment conditions exist and it is not reasonably practicable to liquidate investments, it may defer distributions from the Contract for no more than an additional 90 days following the expiration of the Adjustment Period.

If the Contractholder requests that a distribution be paid out before the expiration of the Adjustment Period, then an Interest Adjustment will apply. TALIC will make the distribution as soon as administratively feasible, but generally no later than 90 days following the date the Company received notice of the Employer-Initiated Event or the date the Contract is suspended, as applicable. However, if TALIC determines that special investment conditions exist and it is not reasonably practicable to liquidate investments, it may defer the distribution for up to an additional 90 days.

The Interest Adjustment compensates the Company for certain expenses and losses that it may incur, either directly or indirectly, for having to prematurely sell its investments to pay the distribution. The Interest Adjustment reflects the relationship between market interest rates the Company received on its investments when the Contract was issued and the interest rates available at the time of distribution, as measured by a weighted average “blend” of external indices. The Interest Adjustment is sensitive to changes in prevailing interest rates. In an increasing interest rate environment, the Interest Adjustment could significantly reduce the Account Balance. A Participant could lose a substantial portion of the Contributions originally invested.

The Company calculates the Interest Adjustment as follows:

Interest Adjustment = Highest Adjustment Percentage multiplied by the distribution amount as of the date of distribution, where:

•	The Highest Adjustment Percentage is the highest of the three most recently calculated Adjustment Percentages;

•	Each Adjustment Percentage, which is calculated as of the last Valuation Date of each month, is equal to (i) the 30-day average daily Yield to Worst of the Measuring Index plus the Expense Factor, minus (ii) the monthly average of the 30-day average daily Yield to Worst of the Measuring Index for the prior 36 months, (iii) multiplied by the effective duration of the Measuring Index;

•	The “effective duration” is the approximate percentage change in a security’s price that will result from a 100-basis-point change in its yield.

•	The Expense Factor is currently equal to [0.50]% or [0.75]% on an annual basis as selected by the Contractholder based, in part, on whether the Contractholder has elected “bundled” pricing for its retirement plan services, under which retirement plan servicing costs are covered from charges accrued in the investment options made available under the Plan. Bundled retirement plan pricing is associated with a higher Expense Factor. The Expense Factor will not exceed 2.00% without approval by the Arkansas Insurance Department.

•	The Company reserves the right to change the Expense Factor after providing the Contractholder at least 90 days advance written notice, but will not change the factor more frequently than once in a calendar year. A higher Expense Factor results in a higher Interest Adjustment, and therefore a greater decrease in the Account Balance if the Interest Adjustment is applied. The Company also utilizes the Expense Factor to calculate an amount deducted by the Company on a monthly basis from Separate Account assets. See “Section 1 – The Contract.”

•	The Yield to Worst is the lowest possible yield that can be received from owning a bond (without actual issuer default), determined by considering all potential call dates prior to maturity; and

•	The Measuring Index is a weighted average of the following external indices: (i) 30% of the Barclays Capital U.S. Intermediate Government Index; (ii) 40% of the Barclays Capital U.S. Intermediate Corporate Index; and (iii) 30% of the Barclays Capital US MBS 15 Year Conventional Index.

•	If a component of the Measuring Index is discontinued, or if the calculation of a component of the Measuring Index is substantially changed, the Company may substitute a comparable index following written notice to the Contractholder.

Once calculated, the Company will deduct the Interest Adjustment from the Account Balance before the distribution is made. (Alternatively, the Contractholder may choose to pay this amount directly to the Company.) The Interest Adjustment will never result in a positive adjustment or increase in the Account Balance.

Please see Appendix A for an example of the Interest Adjustment.

Section 7 – Annuity Options

A Participant may elect to purchase one of several Fixed Annuity options available under the Contract subject to the terms of the Plan and law applicable to the Plan.

Annuity Purchase Date

As of a Participant’s Annuity Purchase Date, the Company will withdraw all or a portion of the Participant’s Account Balance (as directed by the Participant), less any premium taxes, to purchase a Fixed Annuity option. The Annuity Purchase Date is the date the Company receives (in good order at the Service Center) written notice of a Participant’s election to purchase a Fixed Annuity option and any other information that the Company requires to process the request. The Accumulation Period and the Participant’s allocation to the Contract end upon the complete withdrawal of the Participant’s Account Balance to purchase a Fixed Annuity option. Once a Fixed Annuity option takes effect, it may not be redeemed, surrendered or changed to any other form of annuity. The earliest a Participant may elect to purchase a Fixed Annuity option is upon eligibility to take withdrawals under the terms of the applicable Plan. The availability of Fixed Annuity options is subject to restrictions on withdrawals from employment-based retirement plans under the Code or under the terms of the particular Plan. Depending upon the terms of the Plan, a Participant may not be eligible to elect a Fixed Annuity option. For example, certain Plans may permit lump-sum distributions from the Plan upon severance from service, but may not offer annuities as a form of distribution option.

Fixed Annuity Option

Fixed Annuity payments are made from the general account of the Company which supports insurance and annuity obligations. A Fixed Annuity option may not be elected if the initial monthly payment would be less than $20. On or after the Participant’s termination of employment, an option may not be elected if the vested value of the Participant’s account under the Plan is equal to or less than $5,000, or any other involuntary cash out amount specified in the Plan. Fixed Annuity payments will be made monthly unless the Participant elects to receive payments annually, semi-annually, or quarterly. Any such election must be made at the same time that the Participant elects to receive a Fixed Annuity option and cannot be changed during the annuity period.

Fixed Annuity Options

The following Fixed Annuity options may be available:

(i)	Life Annuity — Annuity payments will be made during the lifetime of the annuitant. It would be possible for the Participant to receive no annuity payment if the annuitant died prior to the date of the first annuity payment.

(ii)	Life Annuity With Period Certain — Annuity payments will be made during the lifetime of the annuitant with the guarantee that if the annuitant dies before a period certain elected, the Beneficiary will receive payments for the duration of the period. The period certain may be 5, 10, 15 or 20 years.

(iii)	Life Annuity With Cash Refund — Annuity payments will be made during the lifetime of the annuitant with the guarantee that, upon the annuitant’s death, if the total payments received are less than the deposit, any difference is paid in a lump sum to the Beneficiary.

(iv)	Specified Fixed Period Annuity — Annuity payments will be made for a specified fixed period selected by the Participant. If the annuitant dies during the specified fixed period, the annuity payments for the remainder of the period will be paid to the Beneficiary. No annuity payments are made after the expiration of the specified fixed period even if the annuitant survives. The specified fixed period may be for 10, 15, 20, 25, or 30 years.

(v)	Joint and Survivor Annuity — Annuity payments will be made during the joint lifetimes of the annuitant and a designated second person (“contingent annuitant”) with payments continued during the remaining lifetime of the contingent annuitant. At the time of electing a Joint and Survivor Annuity, the Participant may elect that the annuity payments following the death of the annuitant be made in the same amount paid while both annuitants lived or a lesser percentage (such as 50%) of this amount. For Section 401(a) and/or Section 401(k) Contracts, in the absence of a proper election by the Participant, a contingent annuity with a survivorship annuity benefit for the surviving spouse at least equal to 50% of the amount which would have been payable if the annuitant were living will be the normal form of benefit. If the contingent annuitant dies before the first annuity payment to the Participant, the contingent annuity election will be void and the Participant will receive a Life Annuity. If the contingent annuitant dies after the first annuity payment to the Participant, but before the death of the annuitant, annuity payments under the Joint and Survivor Annuity election will be made to the annuitant during his/her lifetime. If the annuitant and the contingent annuitant die before the date of the first annuity payment, no annuity payments will be made.

(vi)

Joint and Survivor Annuity With Period Certain — Annuity payments will be made during the joint lifetimes of the annuitant and a designated second person (“contingent annuitant”) with payments continued during the remaining lifetime of the contingent annuitant and with the guarantee that if both annuitants die before a period certain elected, the Beneficiary will receive payments for the duration of the period. Annuity payments will be made for a period certain of any number of years between 5 and 20 years inclusive. At the time of electing a Joint and Survivor Annuity, the Participant may elect that the annuity payments following the death of the annuitant be made in the same amount paid while both annuitants lived or a lesser percentage (such as 50%) of this amount. For Section 401(a) and/or Section 401(k) Contracts, in the absence of a proper election by the Participant, a contingent annuity with a survivorship annuity benefit for the surviving spouse at least equal to 50% of the amount which would have been payable if the annuitant were living will be the normal form of benefit. If the contingent annuitant dies before the first annuity payment to the Participant, the contingent annuity election will be void and the Participant will receive a Life Annuity. If the contingent annuitant dies after the first annuity payment to the Participant, but before the death of the annuitant, annuity payments under the Joint and Survivor Annuity election will be made to the annuitant during his/her lifetime. In the event both annuitants die before the end of the period certain, payments will be made to the Beneficiary for the remainder of the period.

Other Fixed Annuity options may be available on the Participant’s Annuity Purchase Date. The Life Annuity With Period Certain, the Specified Fixed Period Annuity, and the Joint and Survivor Annuity With Period Certain may only be elected for a number of years that will not exceed an annuitant’s life expectancy. The Fixed Annuity option elected by the Participant will affect the level of annuity payments the Participant will receive. The longer annuity payments are projected to continue based upon actuarial possibilities, the lower annuity payments will be.

The Fixed Annuity payments will be determined based upon (i) a Participant’s Account Balance on the Annuity Purchase Date to be applied to the Fixed Annuity option, (ii) the non-participating single premium group annuity purchase rates in effect on the Annuity Purchase Date (which will reflect the age of the annuitant), and (iii) the type of Fixed Annuity option elected. Annuity purchase rates are based on certain actuarial assumptions. The annuity purchase rates for these Fixed Annuity options will never result in an annuity benefit that is less than: (i) during the first five Contract years, an annuity benefit determined in accordance with the maximum rates set forth in the Contract; or (ii) the immediate annuity purchase rates in effect as declared by the Company on the Annuity Purchase Date for contracts in the same class of contracts as the Contract, whichever provides a higher annuity benefit.

The maximum annuity purchase rates assume interest at a rate of 1.00%, and are based on the 2000 Annuity with Projection Mortality Table with respect to assumptions regarding an annuitant’s life expectancy. Although the Company guarantees the maximum annuity purchase rates set forth in the Contract during the first five Contract years, the Company reserves the right to change these rates at any time during the first five Contract years if the Company determines that any changes in the Code or any other regulations or rulings increase the tax payable on earnings or gain attributable to the Contract. The Company will provide written notice to the Contractholder at least thirty days before any such change is to become effective, and such change will apply to all Fixed Annuity options purchased after the effective date of the change.

Plans may be required by applicable law to provide that if a married Participant does not elect otherwise, and obtain the written consent of the Participant’s spouse, then retirement annuity benefits will be paid in the form of a joint and survivor annuity benefit for the surviving spouse at least equal to 50% of the amount which would have been payable if the Participant were living.

Payments to a Beneficiary Following the Annuitant’s Death

The Beneficiary is the person or entity a Participant names to receive any remaining annuity payments following the death of the annuitant. The Participant may change the Beneficiary at any time before the annuitant dies. A change of Beneficiary will take effect on the date the change request form is received in good order at the Service Center.

If any annuity payment is payable to the Beneficiary after the death of an annuitant on or after the Participant’s Annuity Purchase Date but during a period certain, it shall be payable as each payment becomes due to the Beneficiary. If the benefit is payable to more than one Beneficiary, it shall be paid in equal shares to such Beneficiaries, the survivors or survivor, unless the Participant has elected otherwise. Upon the death of the last surviving Beneficiary, the Company shall pay the commuted value of any remaining payments in a lump sum cash payment to the estate of such last surviving Beneficiary in lieu of any further annuity payments. If the Participant fails to name a Beneficiary, or if the Beneficiary is deceased at the time of the annuitant’s death, the Company will pay the commuted value of any remaining payments in a lump sum cash payment to the Participant’s estate.

Alternatively, the Beneficiary may direct in writing to the Company (at the Service Center) that the commuted value of the annuity income payable after the death of the annuitant or contingent annuitant be paid to the Beneficiary in a lump sum. The commuted value referred to above is the present value of any annuity payments to be paid over the portion of the period certain remaining on the date the Company receives (in good order at the Service Center) written notice of the Beneficiary’s election to receive the commuted value, discounted at the interest rate (compounded annually) applied to determine the annuity purchase rate of the Fixed Annuity option.

Section 8 – Death Benefit

Calculation of Death Benefit

If a Participant dies before purchasing a Fixed Annuity option under the Contract, then the Participant’s Account Balance (less any loans outstanding) will be paid to the selected Beneficiary (the “Death Benefit”), subject to the terms of the Participant’s Plan. If the Account Balance has been reduced to zero, no Death Benefit is payable.

Beneficiary

The Beneficiary is the person or entity a Participant names to receive any Death Benefit. The Beneficiary is named through documentation signed with the Plan administrator. The Participant may change the Beneficiary at any time before the Participant dies. A change of Beneficiary will take effect on the date the change request form is received in good order at the Service Center.

If a Participant fails to name a Beneficiary, or if the named Beneficiary is deceased at the time of the Participant’s death, the Death Benefit will be payable in a lump sum to the Participant’s estate.

Payment Options

Under Section 403(b), Section 457, and non-qualified deferred compensation Contracts, and subject to the terms of the Plan, the Death Benefit will be paid to the Beneficiary in a lump sum or, if the Beneficiary is under the age of 75 at the time of the Participant’s death, the Beneficiary may elect to have the Death Benefit applied to provide a Fixed Annuity option. A lump sum payment to some extent may be taxed as ordinary income to the Beneficiary in the year received. A Beneficiary should consider the possible tax advantages of electing a Fixed Annuity option.

Under Section 401(a) and /or Section 401(k) Contracts and certain other Contracts subject to ERISA, however, the underlying tax-qualified Plan may require payment of the Death Benefit in the form of a “qualified pre-retirement survivor annuity” or other payment method. In each case involving Section 401(a) and/or Section 401(k) Contracts, reference must be made to the underlying Plan for more detailed information.

Upon a Participant’s death, the Participant’s entire interest in the Contract (i) must generally be distributed within five years after the date of death or (ii), if payable to a Beneficiary, must be annuitized over the life of the designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, provided that such distributions begin within one year after the date of the Participant’s death. If the Beneficiary is the Participant’s spouse, distributions are not required to be made until the April 1st after the end of the calendar year in which the Participant would have attained age 70  1⁄2; if the spouse dies before distributions begin, the rules discussed above will apply as if the spouse were the Participant. If a spouse is the surviving Beneficiary, the spouse may elect to maintain an investment in the Contract to the extent permitted by the Participant’s Plan.

All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held Section 3 of the federal Defense of Marriage Act (which purportedly did not recognize same-sex marriages, even those which are permitted under individual state laws) to be unconstitutional. Therefore, same-sex marriages recognized under state law will be recognized for federal law purposes. The Department of Treasury and the Internal Revenue Service have recently determined that for federal tax purposes, same-sex spouses will be determined based on the law of the state in which the marriage was celebrated irrespective of the law of the state in which the person resides. However, some uncertainty remains regarding the treatment of same-sex spouses. Consult a tax advisor for more information on this subject.

If a lump sum payment is elected, the Death Benefit will be determined on the Valuation Date on which a certified copy of the death certificate evidencing the Participant’s death is received by the Company at the Service Center. If the Beneficiary is under age 75 at the time of the Participant’s death and elects a Fixed Annuity option, the Death Benefit will be determined on the Valuation Date that the Beneficiary purchases the Fixed Annuity option. The underlying Plan should be consulted to determine the options available.

Section 9 – Tax Information

The ultimate effect of federal income taxes on payments under the Contracts and on the economic benefit to the Participant, annuitant, payee and Beneficiary depends on the tax and employment status of the individual concerned. If a Contract is part of a 401(a) Plan, 403(b) Plan or 457 Plan, the contract is called a “Qualified” Contract. If the Contract is independent of any such plan, it is termed a “Non-Qualified” Contract. The tax rules applicable to Qualified Contracts vary according to the type of plan and the terms and conditions of the plan.

The discussion which follows on the treatment of the Company and of the Contracts under U.S. federal income tax law is general in nature, is based upon the Company’s understanding of current federal income tax laws, and is not intended as tax advice. No representation is made regarding the likelihood of continuation of the present federal income tax law or of the current interpretations by the Internal Revenue Service. No attempt is made to consider any applicable state or other tax laws. Each Contractholder and Participant contemplating an investment in the Contract should consult a qualified tax adviser.

Tax Treatment of the Company

TALIC is taxed as a life insurance company under the Code. TALIC has established a Separate Account (Separate Account     ), to hold the assets that are associated with the Contracts. The Separate Account was established under Arkansas law.

The assets of the Separate Account are held in the name of the Company and legally belong to the Company. Investment income and gains from the assets of the Separate Account are reinvested and taken into account in determining the value of the Separate Account. Under existing federal income tax law, the Company is generally entitled to deductions for increases in reserves; those deductions offset any taxable income generated by the Separate Account.

Section 403(b) Annuities

Contributions made under a Contract meeting the requirements of Section 403(b) of the Code afford certain federal income tax benefits to employees of state educational organizations, and organizations which are tax-exempt under Section 501(c)(3) of the Code. The employer may make contributions to the Contract or the employer may agree with the Participant that in return for employer contributions to the Contract, the Participant will take a reduction in salary or give up a salary increase. The agreement may not be changed with respect to earnings of the Participant while the agreement is in effect. No federal income tax is payable by the Participant on increases in the Account Balance until payments are received by the Participant.

Contributions meeting the requirements of Sections 402(g), Section 403(b) and Section 415 of the Code are not includable in the gross income of the Participant at the time they are made. Under Section 402(g) of the Code, Contributions made under an agreement to reduce salary or give up a salary increase (“elective deferrals”) are excluded from a Participant’s gross income to the extent of $17,500 in 2014 (this limit is currently scheduled to be adjusted annually for inflation). The Section 402(g) limit will be reduced on a dollar for dollar basis by employee pre-tax elective deferrals made by that individual under a Section 401(k) Plan, a simplified employee pension plan, or other tax deferred annuity. All Contributions under a Section 403(b) Contract are subject to the requirements of Section 415 of the Code, which in general limit contributions by or on behalf of a Participant to the lesser of $52,000 (an amount subject to indexation for inflation) or 100% of the Participant’s annual compensation. Participants under a Section 403(b) Contract who have attained age 50 may be entitled to exceed the limits of Sections 402(g) and 415 by up to $5,500 in 2013 (an amount to be adjusted annually for inflation) and certain Participants with 15 or more years of service with their Plan sponsor may be eligible for an increase of up to $3,000 per year in the Section 415 limit (subject to a lifetime maximum of $15,000). The availability of the foregoing increases in limits will be subject to and may be limited by the terms of the Plan.

When a Participant takes a distribution from a 403(b) plan (including a withdrawal from the Contract), the amount received will generally be includable as ordinary income in the year received, except that such portion of any amount received as is deemed to represent a return of any Participant after-tax contributions will not be taxed. However, a Participant may delay including certain distributions in income by making a rollover transfer, subject to requirements set by the Code, to an IRA, Section 403(b) annuity or an employer’s Section 401(a)/401(k) Plan or a governmental employer’s Section 457 Plan eligible and willing to accept such a rollover. A Participant may not rollover hardship distributions, distributions part of a series of installments or any required minimum distributions made after age 70  1⁄2 however.

If the Participant receives any distribution from the Contract that does not qualify under one of the exceptions listed in the next sentence, the Participant must pay an additional tax of 10% of the amount of the distribution includable in gross income for the taxable year. The additional tax does not apply to distributions which are (1) made on or after the date on which the Participant attains age 59  1⁄2, (2) made to a beneficiary on or after the death of the Participant, (3) attributable to the Participant’s becoming permanently disabled, (4) made after separation from service in a series of substantially equal periodic payments made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his/her beneficiary, (5) made to a Participant after separation of service after attainment of age 55, (6) made to a Participant for medical care (not to exceed the amount deductible by the Participant), (7) paid to alternate payees under a qualified domestic relations order or (8) in certain other circumstances.

Restrictions on Withdrawals of Elective Contributions. Any funds in the Participant’s Account Balance attributable to pre-tax salary reduction contributions will be restricted from withdrawal except upon attainment of age 59  1⁄2, severance from employment, death, disability or hardship (hardship withdrawals are to be limited to the amount of the

Participant’s own contributions exclusive of earnings). Funds in the Participant’s Account Balance attributable to employer Contributions, if any, and the earnings thereon will be subject to distribution restrictions as provided in the Plan.

Section 401(a) Plans

An employer maintaining a pension or profit sharing Plan which satisfies the requirements of Section 401(a) of the Code may make contributions to the Contract which are generally currently deductible by the employer and are not currently taxed to the Participants. The Code prescribes various limitations on the maximum amount which may be contributed on behalf of any Participant. Generally, annual contributions to a defined contribution plan on behalf of a Participant may not exceed the Section 415 limits, i.e. the lesser of the $52,000 (as indexed) or 100% of such Participant’s compensation. In the case of a 401(k) plan, the annual deferral limit for the Participant’s elective contributions under Section 402(g) of the Code is $17,500 in 2014 (this limit is currently scheduled to be adjusted annually for inflation). In addition, Participants may make after-tax contributions to the Contract if their Section 401(a) Plan permits subject to the Section 415 limits and Participants who have attained age 50 may be entitled to exceed the dollar limits of Sections 402(g) and 415 by up to $5,500 in 2014 (an amount currently scheduled to be adjusted annually for inflation). The availability of the foregoing increases in limits will be subject to and may be limited by the terms of the underlying Section 401(a) Plan.

When a Participant takes a distribution from 401(a) plan (including a distribution from the Contract), the amount received will be includable as ordinary income in the year received, except that such portion of any amount received as is deemed to represent a return of any Participant after-tax Contributions will not be taxed.

The rules governing rollovers of distributions from a Section 401(a) Plan are parallel to those dealing with distributions from Section 403(b) annuities. If the Participant receives a direct distribution from the plan, automatic withholding of 20% will be made on the distribution — even though it is rendered not currently taxable by the Participant’s subsequent rollover or transfer of the gross amount to an IRA, Section 403(b) annuity or an employer’s Section 401(a)/401(k) Plan or a governmental employer’s Section 457 Plan eligible and willing to accept such a rollover. Alternatively, the Participant may avoid the automatic 20% withholding by directing the Plan to transfer the amount involved directly to an IRA, Section 403(b) annuity or an employer’s Section 401(a)/401(k) Plan or a governmental employer’s Section 457 Plan eligible and willing to accept such a rollover. See “Income Tax Withholding.” In addition, the 10% penalty on premature distributions from Section 403(b) annuities is also applicable to Section 401(a) Plan distributions.

Section 457 Plans

Section 457 of the Code allows employees of or independent contractors who furnish services to a state or local government or other tax-exempt employer to establish a deferred compensation plan allowing the deferral of certain limited amounts of compensation. Generally, the annual deferral limit is the lesser of $17,500 in 2014 (this limit is currently scheduled to be adjusted annually for inflation) or 100% of the Participant’s includable compensation. There is a “catch-up” provision which may permit a Participant to defer a greater amount prior to retirement and Participants who have attained age 50 may be entitled to exceed the dollar limits of Sections 402(g) and 415 by up to $5,500 in 2014 (an amount currently scheduled to be adjusted annually for inflation). The availability of the foregoing increases in limits will be subject to and may be limited by the terms of the underlying Section 457 Plan. State and local government includes a state, a political subdivision of a state, any agency or instrumentality of either of them, a tax-exempt rural electric cooperative or its tax-exempt affiliates. All amounts deferred and property bought with those amounts or income earned on those amounts under Section 457 Plans of non-governmental tax-exempt employers must remain the property of the employer and are subject to the claims of its general creditors. The assets of Section 457 Plans of state and local governments must be held in trust for the “exclusive benefit” of the Participants (and their beneficiaries).

Distributions from Section 457 Plans are generally taxable as ordinary income when paid or, in the case of distributions from Section 457 Plans of non-governmental tax-exempt employers, when made available. Distributions may be directly transferred without tax to a Section 457 Plan or, if paid by the Section 457 Plan of a governmental employer, rolled over under the same rules as govern rollovers of distributions from Section 403(b) plans. Distributions from Section 457 Plans are not subject to the special 10% excise tax for early distribution unless attributable to amounts rolled into that Plan from another type of Plan (such as an employer’s Section 401(a) Plan) the distributions of which would be subject to the excise tax.

Minimum Distribution Requirements

Distributions from a Plan generally must begin no later than the April 1st of the calendar year following the year in which the Participant attains age 70 1⁄2 or, if later, the year in which he or she retires. If the actual distributions from an IRA, Section 403(b) annuity or an employer’s Section 401(a)/401(k) Plan or Section 457 Plan are less than the minimum required to be distributed, the difference is considered to be an excess accumulation and the IRS may impose a 50% excise tax on this excess amount.

Non-Qualified Deferred Compensation Plans

Taxed employers may establish a non-qualified deferred compensation arrangement funded by the Contract allowing the deferral of compensation. Such arrangements include, but are not limited to, excess benefit plans, plans maintained by an employer primarily for a select group of management or highly-compensated employees, as well as rabbi and secular trusts. Taxed employers for these non-qualified deferred compensation plans include corporations, partnerships, S corporations and any of their affiliates or subsidiaries. Contributions are determined on the Plan’s definition of compensation. All amounts deferred and any income earned thereon remain the property of the employer and are subject to the claims of its general creditors. In-service withdrawals from deferred compensation Plans may be permitted for reasons of hardship under certain conditions as specified in the Plans. Distributions from these Plans are permitted when the Participant terminates employment, becomes permanently disabled, retires, dies or as otherwise specified in the Plan. As a general rule, the Participant is subject to taxation upon receipt of the funds, and no deduction is available to the employer until paid out.

An annuity contract that is held by a non-natural person (e.g., a corporation or a trust) is generally not treated as an annuity contract for tax purposes. Thus if a non-natural person owns a Non-Qualified Contract, that person generally must include in income any increase in the excess of the account value over the investment in the Contract (generally, the premiums or other consideration paid for the contract) during a taxable year. There are some exceptions to this rule, including for annuity contracts held by a trust or other entity as an agent for a natural person. A prospective owner that is not a natural person should discuss this issue with a tax advisor.

Income Tax Withholding

Unless the Participant or payee elects to have no withholding, the taxable portion of certain distributions under a Plan will be subject to income tax withholding under federal and certain state laws. The Company or the Plan, as applicable, will notify recipients of taxable distributions of their right to elect not to have withholding apply, if available.

Mandatory 20% federal income tax withholding applies under Qualified Contracts unless the distributions either are: (i) part of a series of substantially equal periodic payments (at least annually) for the Participant’s life or life expectancy, the joint lives or life expectancies of the Participant and his/her beneficiary, or a period certain of not less than 10 years; or (ii) required by the Code upon the Participant’s attainment of age 70 1⁄2 (or retirement) or death; or (iii) made on account of hardship. Distributions of the entire Account Balance under the Plan generally will be subject to 20% federal income tax withholding.

Such withholding will apply even if the distribution is rolled over into another plan qualified to receive the same, including an IRA. The withholding can be avoided if the Participant’s interest is directly transferred to that other plan. A direct transfer to the new plan can be made only in accordance with the terms of the old plan. If withholding is not avoided, the amount withheld may be subject to income tax and penalties unless an equivalent amount is rolled over.

Under the contract exchange rules established for the applicable 403(b) plan, an exchange of a Section 403(b) annuity contract for another Section 403(b) annuity contract may qualify as a tax-free exchange. A “exchange within the same 403(b) plan” must meet the following conditions: (i) the 403(b) plan under which the contract is issued must permit contract exchanges; (ii) immediately after the exchange the accumulated benefit of the Participant (or beneficiary of a deceased Participant) is at least equal to the Participant’s (or beneficiary’s) accumulated benefit immediately before the exchange (taking into account the accumulated benefit of that Participant (or beneficiary) under both Section 403(b) contracts immediately before the exchange); (iii) the contract issued in the exchange is subject to distribution restrictions with respect to the Participant that are not less stringent than those imposed on the contract being exchanged; and (iv) the employer sponsoring the 403(b) plan and the issuer of the contract issued in the exchange agree to provide each other with specified information from time to time in the future (“an information sharing agreement”). The shared information is designed to preserve the requirements of Section 403(b), primarily to comply with loan requirements, hardship withdrawal rules, and distribution restrictions.

Section 10 – Other Information

The Company

The Contract is issued by Transamerica Advisors Life Insurance Company. TALIC is a life insurance company engaged primarily in the sale of insurance products. TALIC was incorporated under the laws of the State of Washington on January 27, 1986, and re-domesticated to the State of Arkansas on August 31, 1991. TALIC is currently subject to primary regulation by the Arkansas Insurance Department. Prior to July 1, 2010, TALIC was known as Merrill Lynch Life Insurance Company.

TALIC is a direct wholly-owned subsidiary of AEGON USA, Inc., which is an indirect wholly owned subsidiary of AEGON N.V. of The Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. TALIC is currently licensed in 49 states, the District of Columbia, Guam, Puerto Rico, and the U.S. Virgin Islands.

Financial Condition of the Company

Assets in the Separate Account. TALIC has established Separate Account      to hold the assets that are associated with the Contract. The Separate Account was established under Arkansas law.

The assets in the Separate Account are held in the name of the Company and legally belong to the Company. All income, gains, and losses, whether or not realized, from the assets of the Separate Account are reinvested and taken into account in determining the value of that Separate Account, without regard to other income, gains, or losses of the Company. The portion of the assets of the Separate Account not exceeding the reserves and other contract liabilities with respect to the Contract will not be charged with liabilities arising out of any other business of the Company. The assets of the Separate Account are available to cover the liabilities of the Company’s general account, but only to the extent that the Separate Account assets exceed the reserves and other Separate Account liabilities arising under the Contracts supported by it and all other Separate Account obligations have been satisfied, unless otherwise authorized or required by the Arkansas Insurance Department.

Assets in the General Account. Any guarantees under a Contract that exceed the market value of the Separate Account are paid from the Company’s general account (and not the Separate Account). In addition, annuity payments made under a Fixed Annuity option are paid from the Company’s general account. Therefore, any amounts that the Company may be obligated to pay under the Contract in excess of the market value of the Separate Account, as well as any annuity payments, are subject to the Company’s financial strength and claims-paying ability and the Company’s long-term ability to make such payments.

The Company issues other types of insurance policies and financial products as well, and the Company also pays its obligations under these products from the Company’s general account assets.

The Company’s Financial Condition. As an insurance company, the Company is required by state insurance regulation to hold a specified amount of reserves in order to meet all of the contractual obligations of its general account. To meet its claims-paying obligation, the Company monitors its reserves so that it holds sufficient amounts to cover actual or expected policy and claims payments. However, it is important to note that there is no guarantee that the Company will always be able to meet its claims-paying obligations; there are risks to purchasing any insurance product.

State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that the Company may incur as the result of defaults on the payment of interest or principal on its general account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in market value of those investments.

How to Obtain More Information. The Company encourages both existing and prospective Contractholders and Participants to read and understand its financial statements. The Company prepares its financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). The Company’s audited financial statements, as well as other information about TALIC, are provided in the Company’s Annual Report on Form 10-K (for the year ended December 31, 2012). The Company makes its annual (10-K) and quarterly (10-Q) reports available through its website www.aegonins.com as soon as reasonably practicable after filing such material with, or furnishing such material to, the SEC. Those reports and financial statements are also available on the SEC’s website at http://www.sec.gov.

Distribution of the Contract

TCI, an affiliate of the Company, acts as the principal underwriter and the distributor of the Contract. TCI or other authorized broker-dealers which enter into an agreement with TCI will perform sales, marketing and administrative functions relative to the Contract. TCI is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority (FINRA). The principal business address of TCI is 4600 South Syracuse Street, Suite 1100, Denver, CO 80237.

The Contract is offered on a continuous basis. The Contract may be sold by individuals who are registered representatives of TCI and who are also licensed as insurance agents for the Company. TCI may also enter into distribution agreements with other affiliated and non-affiliated broker-dealers. The Contract may be sold through registered representatives of those broker-dealers authorized by TCI and applicable law. Such representatives will also be the Company’s appointed insurance agents under state insurance law. TCI has authorized Transamerica Investors Securities Corporation (“TISC”), an affiliate of the Company, to offer the Contract to retirement plans.

Commissions may be paid to firms on sales of the Contract according to one or more schedules. Commissions and other expenses directly related to the sale of the Contract will not exceed 8% of the Contributions.

In addition, in an effort to promote the sale of the Contract, the Company or TCI may enter into compensation arrangements with certain broker-dealers under which such firms may receive separate compensation or reimbursement for training of sales personnel and marketing and administrative services.

Commissions and other incentives or payments described above are not charged directly to Contractholders, Participants, or the Separate Account. The Company intends to recoup commissions and other sales expenses through fees and charges deducted under the Contract and other corporate revenue.

Sending Forms and Transaction Requests in Good Order

The Company cannot process requests for transactions relating to the Contract until the Company has received them in good order at the Service Center. “Good order” means the actual receipt by the Company of the instructions relating to the requested transaction in writing (or, when appropriate, by telephone or facsimile, or via website), along with all forms, information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes, to the extent applicable to the transaction: the completed application or enrollment form; the transaction amount to and/or from the Contract; the signature of the Participant; Social Security Number or Taxpayer I.D.; and any other information or supporting documentation that the Company may require. With respect to Contributions, “good order” also generally includes receipt (by the Company) of sufficient funds to apply the Contribution. The Company may, in its sole discretion, determine whether any particular transaction request is in good order, and reserves the right to change or waive any good order requirements at any time.

Requests for Information

The Contractholder has agreed to provide the Company with information that the Company may reasonably require for the administration of the Contract. The Company reserves the right, at any reasonable time, to inspect any records of the Contractholder that have a bearing on the coverages available under the Contract. The Company is entitled to rely conclusively upon all information furnished by the Contractholder and any employer and Participant, and will be fully protected in acting in accordance with any written or telephone instruction or other communication believed to be genuine.

Restrictions on Participant Transactions

Federal laws designed to counter terrorism and prevent money laundering by criminals might, in certain circumstances, require the Company to reject a Participant’s Contribution and/or to “freeze” a Participant’s Account. If these laws apply in a particular situation, then the Company would not be allowed to pay any request for withdrawals or death benefits, make transfers, or continue making annuity payments absent instructions from the appropriate federal regulator. The Company may also be required to provide information about a Participant and a Participant’s interest in a Contract to government agencies or departments.

Misstatements of Age or Sex

If there has been a misstatement of the age and/or sex of a Participant, the Participant’s spouse, annuitant, or another beneficiary, or a misstatement of any other fact relating to the calculation of the Fixed Annuity option, then, to the extent permitted by applicable law, the Company reserves the right to make adjustments to any charges, guarantees, or other values to reasonably conform to the correct facts. Any overpayments made by the Company by reason of any misstatement may be charged against, and any underpayment resulting therefrom may be added to, any benefit payments made or to be made.

Assignment

The Contract and its rights may not be transferred, pledged, or assigned without the Company’s prior written consent. Any such action will be void and of no effect.

The benefits of or arising out of the Contract may not be assigned, transferred, or subjected to surrender or anticipation, or used to satisfy the debts of any person, except with the Company’s prior written consent and as may otherwise be provided in the Contract or by law.

Non-Participating

The Contract does not share in the Company’s surplus or profits and does not pay dividends.

Inquiries

Contractholders and Participants should contact the Service Center at the below address.

4333 Edgewood Rd. NE Cedar Rapids, Iowa 52499 my.trsretire.com 1-800-755-5801

A Plan Participant may check his or her Account at my.trsretire.com. Follow the logon procedures. A Participant will need the pre-assigned Personal Identification Number (“PIN”) to access information about his or her Account. The Company cannot guarantee that the Participant will be able to access this site.

A Participant should protect his or her PIN because on-line (or telephone) options may be available and could be made by anyone who knows that PIN. The Company may not be able to verify that the person providing instructions using the Participant’s PIN is the Participant or someone authorized by the Participant.

Legal Matters

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Arkansas law, and the validity of the forms of the Contracts under Arkansas law have been passed on by legal counsel for the Company.

Experts

The financial statements and schedules incorporated in this prospectus by reference from the Transamerica Advisors Life Insurance Company’s Annual Report on Form 10-K have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Ernst & Young LLP is Suite 3000, 801 Grand Avenue, Des Moines, Iowa 50309.

Incorporation of Certain Documents by Reference

Transamerica Advisors Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2012; Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013, and September 30, 2013; and Current Report on Form 8-K filed on August 23, 2013 are incorporated herein by reference. This prospectus also incorporates by reference all documents or reports the Company files pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. Such documents or reports will be a part of this prospectus from the date such documents are filed.

You may request a free copy of any or all of the information incorporated by reference into the prospectus (other than exhibits not specifically incorporated by reference in the text of such documents). Please direct oral or written requests for such documents to the Service Center.

Where You Can Find More Information

This prospectus, which constitutes part of a registration statement, does not contain all the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC.

The registration statement, including exhibits, contains additional relevant information about the Company. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in compliance with such laws, the Company files annual, quarterly, and current reports and other information with the SEC under CIK No. 000845091. You can read and copy any reports or other information that the Company files at the SEC Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company’s filings are also available electronically at the SEC’s website, http://www.sec.gov.

Appendix A – Example of Interest Adjustment

The hypothetical yields, durations, and expense factor used in the following example are for purposes of illustration only and are note intended as a prediction of any future yields, durations, or expense factors. The actual yields, durations, and expense factor may be more or less than used in the illustration.

In the example, we refer to the following Interest Adjustment formula:

Interest Adjustment = Highest Adjustment Percentage x distribution amount, where:

•	Highest Adjustment Percentage = highest of the three most recently calculated Adjustment Percentages;

•	Adjustment Percentage = (i) the 30-day average daily Yield to Worst of the Measuring Index plus the Expense Factor, minus (ii) the monthly average of the 30-day average daily Yield to Worst of the Measuring Index for the prior 36 months, (iii) multiplied by the effective duration of the Measuring Index;

•	Measuring Index = weighted average of: (i) 30% of the Barclays Capital U.S. Intermediate Government Index; (ii) 40% of the Barclays Capital U.S. Intermediate Corporate Index; and (iii) 30% of the Barclays Capital US MBS 15 Year Conventional Index.

Highest Adjustment Percentage	Adjustment Period
0% or lower	As soon as administratively feasible but no later than 90 days
Greater than 0% but less than or equal to 1.0%	180 days
Greater than 1.0% but less than or equal to 3.0%	365 days (1 year)
Greater than 3.0% but less than or equal to 5.0%	730 days (2 years)
Greater than 5.0%	1095 days (3 years)

Assume that as of the last Valuation Date of Month X, Year YYYY:

	30 Day Average Yield to Worst	Monthly Average Yield to Worst, Last 36 Months	Effective Duration as of Valuation Date
(i) Barclays Capital U.S. Intermediate Government Index	2.00%	1.50%	3.90 years
(ii) Barclays Capital U.S. Intermediate Corporate Index	2.90%	2.40%	4.40 years
(iii) Barclays Capital U.S. MBS 15 Year Conventional Index	3.65%	3.10%	5.45 years

Using the Interest Adjustment formula, we make the following calculations:

Measuring Index, 30 Day Average	= 30% x (i) + 40% x (ii) + 30% x (iii)
= 30% x 2.00% + 40% x 2.90% + 30% x 3.65%
= 2.86%

Measuring Index, Monthly Average, Last 36 Months	= 30% x (i) + 40% x (ii) + 30% x (iii)
= 30% x 1.50% + 40% x 2.40% + 30% x 3.10%
= 2.34%

Effective Duration of the Measuring Index	= 30% x (i) + 40% x (ii) + 30% x (iii)
= 30% x 3.90 + 40% x 4.40 + 30% x 5.45
= 4.57 years

Expense Factor	= 0.50%

Adjustment Percentage	= (2.86% + 0.50% - 2.34%) x 4.57
= 4.66%

If 4.66% is the Highest Adjustment Percentage (highest of the three most recent monthly Adjustment Percentages), then the corresponding Adjustment Period would be 730 days (2 years). If the Contractholder chooses to receive the distribution before the expiration of the Adjustment Period, then the Company would deduct from the Account Balance an amount equal to 4.66% multiplied by the amount of the distribution.

The Interest Adjustment will never result in a positive adjustment or increase in the Account Balance.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the Contract, other than any underwriting discounts and commissions, are as follows (except for the SEC filing fee, all amounts shown are estimates):

SEC Filing Fee	$128,800
Printing and Engraving	$1,800
Legal Fees and Expenses	$50,000
Miscellaneous	$500
Total Expenses	$181,100

Indemnification of Directors and Officers

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

1. AMENDED BY-LAWS OF TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY, ARTICLE VI

Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

Section 3. Right to Indemnification. To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Determination of Right to Indemnification. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

2. DIRECTORS’ AND OFFICERS’ INSURANCE

TALIC has purchased from Corporate Officers’ and Directors’ Assurance Company directors’ and officers’ liability insurance policies which cover, in addition to the indemnification described above, liabilities for which indemnification is not provided under the By-Laws. The Company will pay an allocable portion of the insurance premium with respect to such insurance policy.

3. ARKANSAS BUSINESS CORPORATION LAW

In addition, Section 4-26-814 of the Arkansas Business Corporation Law generally provides that a corporation has the power to indemnify a director or officer of the corporation, or a person serving at the request of the corporation as a director or officer of another corporation or other enterprise against any judgments, amounts paid in settlement, and reasonably incurred expenses in a civil or criminal action or proceeding if the director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or, in the case of a criminal action or proceeding, if he or she in addition had no reasonable cause to believe that his or her conduct was unlawful).

4. SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of TALIC pursuant to the foregoing provisions or otherwise, TALIC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Exhibits and Financial Statement Schedules

(a) Exhibits

1 Underwriting Agreement. [To be filed by amendment].

2 Not applicable.

3(i) Articles of Incorporation of Transamerica Advisors Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 11 to Form N-4, Registration No. 333-91098, Filed September 30, 2010).

3(ii) Amended By-Laws of Transamerica Advisors Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 11 to Form N-4, Registration No 333-91098, Filed September 30, 2010).

4 (i) Form of Group Deferred Annuity Contract. [Filed herewith].

4(ii) Form of Group Deferred Annuity Certificate. [To be filed by amendment].

4(iii) Form of Enrollment Form. [To be filed by amendment].

5 Opinion as to the Legality of securities being registered. [Filed as Exhibit 23(i)].

6 Not applicable.

7 Not applicable.

8 Not applicable.

9 Not applicable.

10 Material Contracts. [To be filed by amendment].

11 Not applicable.

12 Not applicable.

13 Not applicable.

14 Not applicable.

15 Not applicable.

16 Not applicable.

17 Not applicable.

18 Not applicable.

19 Not applicable.

20 Not applicable.

21. Not applicable.

22 Not applicable.

23(i) Opinion and Consent of Legal Counsel. [To be filed by amendment].

23(ii) Consent of Independent Registered Public Accounting Firm. [To be filed by amendment].

24 Powers of attorney. [Filed herewith].

25 Not applicable.

26 Not applicable.

27-101 Not applicable.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of TALIC pursuant to the foregoing provisions or otherwise, TALIC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cedar Rapids and State of Iowa, on this 17th day of January, 2014.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY
Depositor

*
Thomas A. Swank
Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*	Director and President	January 17, 2014
Thomas A. Swank

*	Director and Vice President	January 17, 2014
John T. Mallett

* Richard J. Wirth	Director, Senior Vice President, Secretary and Division General Counsel	January 17, 2014

* Eric J. Martin	Director, Vice President, Chief Financial Officer, Treasurer and Corporate Controller	January 17, 2014

/s/ Darin D. Smith	Assistant Secretary, Vice President and Managing Assistant General Counsel	January 17, 2014

*	Darin D. Smith – Attorney-in-Fact pursuant to Powers of Attorney filed herewith.

Registration No.

333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page No.*

4(i)	Form of Group Deferred Annuity Contract

24	Powers of attorney

*	Page numbers included only in manually executed original.